Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 24, 2004, accompanying the consolidated financial statements and schedule of Prosoft Learning Corporation (formerly ProsoftTraining), contained in the VCampus Corporation Registration Statement and Prospectus.  We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Phoenix, Arizona
November 21, 2006